Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB — Q2 2006 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Jul. 26. 2006 / 1:00PM ET
CORPORATE PARTICIPANTS
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Russell Owens
P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Bert Vivian
P.F. Chang’s China Bistro, Inc. — President
CONFERENCE CALL PARTICIPANTS
Mark Kalinowski
Buckiingham Research — Analyst
John Glass
CIBC — Analyst
Steven Crone (ph)
Goldman Sachs — Analyst
Dennis Forst
Keybanc — Analyst
John Ivankoe
JP Morgan — Analyst
Dustin Tomkins (ph)
Morgan Keegan — Analyst
Mark Sheridan
Johnson Rice — Analyst
Joe Buckley
Bear Stearns — Analyst
Brian Elliott
Raymond James — Analyst
Paul Westra
Cowen & Company — Analyst
Sharon Zackfia
William Blair — Analyst
Matt Difrisco
Thomas Weisel — Analyst

PRESENTATION

Operator
Welcome to P.F. Chang’s China Bistro second quarter 2006 earnings release conference call. [OPERATOR INSTRUCTIONS] I would like to remind our participants today’s call is being recorded. If you have any objections, please disconnect at this time. I would now like to turn the call over to Mr. Rick Federico, CEO and Chairman of the Board. Please go ahead, sir.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Thank you. Good morning, everyone. Thank you for joining us today. With me today are Russell Owens, President of Pei Wei Asian Diner; Bert Vivian, President of P.F. Chang’s China Bistro; Mike Wellborn, our Chief Administrative Officer; and Mark Mumford, our Chief Financial Officer.
Today’s call is a bit of a departure from our prior earnings calls communications. In the past our entire formal remarks have been made by either our Chief Financial Officer or by Bert. With Mark recently joining our team, I thought it would be a great opportunity to add some additional color to our already detailed financial disclosures. After my comments, Mark will lead you through a brief discussion of our second quarter results as well as our revised forecast for the back half of the year. Then Russell and Bert will add their commentary before we open up the call for questions. But before we begin, some housekeeping.
I must remind you that everything we cover today on today’s call, including the question-and-answer session, is subject to the Safe Harbor statement for forward-looking information you’ll find in today’s news release. We will be discussing both GAAP and non-GAAP information on the call today, and we’ll use such terms as excluding, without, or not including certain items to denote non-GAAP measures. In addition, we have posted a reconciliation of any non-GAAP financial measures we discuss to the most directly comparable GAAP measure in the Investor Relations section at www.pfcb.com.
With that said, from a macro perspective, this is not the first time our senior team has been faced with a tough operating environment. You do have to go back over 15 years to find an environment where the consumer has responded like they are today. Between those periods, there have been other ups and downs, but none where the industry is seeing discounts fall across the segment for a prolonged period of time. Please don’t read that as an excuse. Our team has successfully worked through these cycles before, and we’re confident in our concepts and our team that we’ll work through this one as well. It is no secret that we are challenged on our sales line, and that we are feeling the corresponding pressure on our bottom line. Thus, we have lowered our expectations for the back half of the year to better reflect current trends in our business. Although we are not pleased with our operating results, we do not believe the current environment will be extended indefinitely into the future.
We continue to believe we operate two well positioned concepts that offer quality, value, and service, and are a perfect fit for today’s lifestyle. However, we do not have a crystal ball, and we cannot predict where the turning point might be. In the meantime, we will continue to focus on the aspects of our business that we can control.
With a level of uncertainty around the external environment, it’s important to have clarity internally. It starts by having an experienced team that is not going to panic, but rather focuses on the fundamental elements that drive our business. We understand there’s no silver bullet solution to our current challenges. However, there are initiatives that can be executed in each concept that enhance both the guest and employee experience. History in our experience tells us to view this as a time to invest in our team, invest in our products, and invest in our service, and that those investments will pay dividends as conditions improve. Russell and Bert will address these by concept in their remarks.
At the same time, we will continue to be sensitive and respond to opportunities to improve short-term operating results, but not at the expense of the long-term health of our business. Even if the difficult period for our industry and for our company, we will continue to invest in new bistros and new Pei Wei restaurants. Simply stated, these two concepts continue to drive returns on capital that warrant additional investment. Again, in spite of current short-term trends, we will continue to grow our business. As we have always said, should returns fall below an acceptable level we would adjust accordingly. Bert and Russell will outline their respective growth plans for the balance of this year and for 2007.
Finally, we believe in the value of this company, and our Board has authorized a $50 million share repurchase over the next year. Our intent is to utilize cash on hand for this repurchase, and support that with a new $50 million credit facility that can be used for this and for other general business purposes. And with that I’ll turn it over to Mark and let him comment on the quarter and the forecast.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Rick, and good morning, everyone. Our consolidated net income was 8.1 million, or $0.30 per share for the second quarter 2006. These results contain three significant noncash accounting adjustments that we believe need to be understood in evaluating our performance compared to the previous year, and we have highlighted them on the reconciliation of GAAP to non-GAAP on page 11 of the press release.
First, the Company adopted SFAS 123R beginning in fiscal year 2006. During the second quarter, we recorded about 2.6 million, or $0.07 per share in equity expense, with the majority of the expense, about $0.06 per share, hitting general and administrative costs, and about $0.01 per share in the labor expense line. Second, during the quarter, the Company modified its accounting policies related to utility expenses and rebates. We were previously recording these amounts in arrears. To adjust the balance sheet the Company recorded an additional 2.2 million, or approximately $0.06 per share in additional utility expense, which was recorded in the operating expense line. And 900,000, or approximately $0.02 per share, of additional rebates, which are mostly recorded as an offset to the cost of sales line. As a result of making these entries the Company is effectively booking four months of utility expense and two quarters of rebate credits in Q2.
Third, prior to fiscal year 2006, and prior to FASB clarification to FASB position number 13.1 accounting for rental costs incurred during the construction period the Company capitalized the rent expenses incurred during the construction period for each location. For Q2, the amount that would have been capitalized was 500,000, or about $0.01 per share. Under the new guidance, these amounts are expensed in preopening. After taking into consideration the effect of these items, income from operations as a percentage of sales for the period would have been 7.3% compared to 7.8% in Q2 of last year. The majority of this decrease comes from a 50-basis-point unfavorable variance in labor expense, which is primarily driven from rate pressures at both of our concepts. As a percentage of sales for the quarter the bistro experienced a 27 basis point increase in labor while Pei Wei saw their labor as a percentage of sales increase 136 basis points.
Pei Wei’s business model is more affected by wage weight pressure as the majority of their labor is back of the house. As well as some inefficiencies associated with the higher growth rate. The Q2 tax rate adjusted for the noncash accounting changes came in at 24.7%, compared to 32.5% in prior year. A favorable variance of 780 basis points. The difference is primarily attributable to favorable FICA tip credits as a percentage of operating income. For those of you who may not be familiar with tip credits, the Company receives a credit from the IRS from the FICA tax it pays on employee-reported tips. By bringing our operating income down over 10 million from our original forecast we affected the fiscal year rate by over 400 basis points. The remainder of the difference this quarter is due to catching up the rate we booked in Q1 to reflect our current projections. We expect our effective tax rate to be 27.5% for the remainder of the year.
The rest of our commentary is forward-looking in nature and will focus on those areas where we have modified our thoughts with respect to the balance of 2006. Out of respect for everyone’s time I will not highlight every little variance or change from our detailed forecast that is included in our press release. For anyone that would like to pour through the line item detail, please give me a shout after the call. We are projecting EPS for the year of $1.12, down from $1.31 forecast we presented during the Q1 call, which effectively brings down our guidance in the back of the year by $0.16. For the bistro we are bringing the results down by $0.06, all of which is attributable to decrease in our revenue projections. The Pei Wei projection is being revised down by $0.10 which is also attributable to decreasing revenue projections and increased over cost estimates. . Russell and Bert will speak to the respective concepts in a moment.
Switching to the balance sheet, the Company ended the quarter with 65 million in cash and short-term investments, down 9 million from fiscal year 2005 year end. Capital expenditures for the year have been 42 million and we are currently projecting fiscal year CapEx spend of between 90 and 100 million with about 7 to 8 million of that amount in maintenance CapEx. We have purchased 20 minority interests in our partnership program so far this year using 1.6 million in cash. For the remainder of the year we will have the option to purchase 24 more. If we choose to purchase all the interest we could use 2 to 3 million additional in cash. With that I’d like to turn the call over to Russell.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Thanks, Mark. Good morning, everyone. I’ll briefly go through the current state of the union at Pei Wei as I see it in terms of our expectations for the next couple of quarters, as well some thoughts on our longer term prospects.
First, an update on the balance of 2006. Again, we’ve revised our expectations for revenues and profits downward at Pei Wei based on our current sales trend and the realities of today’s difficult environment. Our industry is experiencing a tough consumer cycle and

Pei Wei is not immune to these negative headwinds. While some of our year-over-year decline was expected due to intentional cannibalization we’ve seen a further erosion in the underlying traffic trend since first quarter of this year and have correspondingly lowered our sales projections for the balance of the year. The summary of these revisions are as follows.
Third quarter comps have been lowered to negative 2.4% from the previous expectation of positive 1.4%. Fourth quarter comps have been lowered to negative 1.1% from the previous expectation of positive 2.4%. The run rate for non comp restaurants has also been lowered by a similar rate as these head winds we face do not discriminate based on how long our restaurants have been open. The results of these changes is a reduction in expected revenues for the balance of this year of roughly $3.4 million. On the positive side, our new store performance has been on track through the first half of the year and we have not changed our expectation for the balance of this year. We are pleased with our performance in that area both in existing and new markets.
On the cost front we’ve adjusted our projections of our labor expense based on our current expense with wage rate pressures, resulting in an increase of 40 basis points in costs versus previous expectations. While we’ve made other minor adjustments both up and down, the balance of the lower margins in the back half of 2006 versus our previous expectation is attributable to the loss of leverage due to the lower sales projection. The result of all these changes reduces our expected profit before tax by approximately 3.4 million for the balance of 2006.
As you can see by the schedule provided, our negative sales trend improves sequentially each quarter from second quarter results. I want to be clear, this is not a prediction of improving macro trends. It’s merely a forecast that contemplates the lapping of known cannibalization and last year’s hurricane affect sales in Houston and Florida markets. While we hope that things will improve, we’ve taken a realistic view of our near-term expectations based on the current conditions that exist within Pei Wei, and the difficult, broader consumer environment. There’s a great deal of focus internally on how we can get better. Trust me, we can do a better job in our restaurants. However, there has been no change in our strategy.
We intend to continue with the ongoing evolution of Pei Wei concept and will do nothing that would change the foundation of quality, convenience, affordability, and guest focus that has been the cornerstones of our success. I’m confident that the things we should do today are the same things we do in any consumer cycle. For example, in the late second quarter we introduced a Japanese Sudan noodle bowl, continuing our focus on non-Chinese dishes. This dish is also our current in-store promotion as it is also a value-oriented item, which should play well in the current economic environment. We are also preparing to test two to three new appetizer and desert offerings that are intended to increase our dine-in dinner appeal, which is where our biggest sales building opportunity exists today. We’ve also begun opening new restaurants with increased PR and local advertising in order to help build awareness. We’ll let you know how this is working next quarter.
Now a comment or two about our long-term prospects. We remain extremely confident in Pei Wei’s future. We continue to experience sales volumes that deliver returns at or above our targets even in this challenging environment. We believe that we have the upside ability to build sales in our restaurants as our brand awareness and market presence grows. We have the ability to improve productivity and profitability margins as our restaurants continue to mature and our management teams become more experienced. While we are not batting 1000 we are also excited about the overall results we’ve experienced in our new markets. Ultimately we believe that the potential universe for Pei Wei is as large and robust as ever.
Along those lines, a quick view of our current 2007 development thoughts. We intend to open 35 to 38 new restaurants next year which should contribute an additional 910,000 sales weeks for the year, a 40% increase versus the 650 new unit sales weeks expected for 2006. 2007 will also see a larger proportion of our openings in new and underpenetrated markets. With that, I’ll turn it over to Bert.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Thanks, Russell. The most frequently asked question that I have received from the investment community over the past few months has been worded differently, but the essence of the question is, where have the guests gone? I tried to answer that question at an investor conference a few weeks ago. And based on the feedback I received there, thought it might be worthwhile to talk about it today, albeit in a Readers Digest version.
In our opinion, all concepts, regardless of price points, have a certain strata of guests that are economically reaching to enjoy that concept. This group generally feeds at the bottom of a concept’s check average. During times of fiscal duress, this group will be the first to reduce or eliminate frequency. The tip-off to this occurrence is a reduction in traffic, coupled with an increase in check average, as the lower checks disappear, the average mathematically gravitates higher. Naturally, one man’s floor is another man’s ceiling, consequently there is generally also a pick up in guests at higher check average.
Picture if you will a number of baskets each containing tickets from the second quarter. One row is this year’s activity, the other is last year’s. In the first basket we’re going to toss all of our tickets from comparable restaurants that are less than $15. In the second basket, we will toss all of our ticket that are between 15 and $25. We’ll continue this process at $10 intervals until we finally get to the last basket in the row that contains all tickets over $85. Now, the Bistro’s average ticket, and we’re not talking about guest average, we’re talking about average ticket. In the second quarter it was $37.83. If you looked at our two under 15 baskets, you would find fewer tickets in the 2006 row than in the 2005 row. The same would be true for the 15 to $25 basket as well as the 25 to $35 basket. Now, interestingly enough, all baskets above our average contain more tickets in 2006 than in 2005.
This pattern of behavior began to emerge in the third quarter of last year. When’s it going to stop? We have no idea. Consequently, we have assumed that it continues for the back half of 2006, thus we’ve lowered our revenue forecast by $3.1 million in the third quarter and $3.8 million at the bistro in the fourth quarter. Generally speaking, from a geographic standpoint, our comp sales west of the Mississippi, are weaker than east of the big river. The upper Midwest and northeast showed positive comp sales growth in the second quarter. The lower Midwest and Gulf Coast were basically flat. With our western markets suffering year-over-year declines.
From a cost standpoint, labor is really the only piece of the puzzle worth mentioning. Wage rates continue to increase. They were up 3.8% in the second quarter versus last year. Sequentially from the first quarter, rates have flattened out. If that trend should magically continue in the third quarter, year-over-year pressure would decline to 2.1%. In terms of labor efficiency, our second quarter performance was both better than the prior year as well as the first quarter of this year.
As Rick mentioned earlier we will continue to invest in the improvement of our product, our customer service, and our employees. As an illustration, we have recently added three items to our menu that enhanced the quality of our offerings. Two delicious salads and a great desert that we call the Lucky 8. In addition, we have restructured the functionality of our service positions to enhance the facilitation of our guest dining experience. This service change is rolling out across our system today and should be fully implemented by the end of the year. Finally, we are transitioning out of our old service uniform to a more comfortable, flattering shirt in the fall. A change that will make our service personnel much happier. In the meantime, we have asked them to burn their long sleeved button down cotton shirts and ties and sport a snappy black collarless Tee that is helping them to stay at least a little bit cooler during this hot summer season.
Before I move on to 2007 I would be remiss if we did not bring a little perspective to 2006. At the beginning of the year we expected Bistro restaurant cash operating income would be approximately $126.6 million. Our current view brings that number down to $121.1 million, or a decline of 4.3% from our original forecast. While we would certainly rather be on the positive side of the forecast ledger, our projected performance does not warrant any significant changes to our operating or development strategy. Which leads me to our 2007 development plan. Consistent with our long-term strategy for the Bistro we are planning on opening an additional 18 to 20 restaurants next year. On a positive note, the 2007 development plan will be a little more evenly spaced in 2006, which should benefit us not only from a sales perspective but also from an operational perspective. With that, I’ll turn it back over to Mark.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bert. For those of you with your calendars we will be reporting our Q3 sales on October 4, followed by our earnings release and conference call on October 25. Let’s go ahead and open the call up for questions.
QUESTION AND ANSWER

Operator
Thank you. [OPERATOR INSTRUCTIONS] Our first question today is from Mark Kalinowski, and please state your company name.

Mark Kalinowski - Buckiingham Research — Analyst
With Buckingham Research. Just looking at the plans for Pei Wei next year. What are the chance the new units you’re talking about could continue to place cannibalization pressure on your other restaurants? Is it possible that ‘07 could be another year of margin retrenchment at Pei Wei particularly given that it sounds like there will be a higher proportion of new markets? And finally, I just wanted to ask about the Taneko concept. Given what’s going on with the Company, are there any thoughts about perhaps retrenching and maybe looking at that project at a later time than originally planned? Thanks.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Mark, let me take Taneko first, and then I’ll let Russell address the Pei Wei question. We are moving forward with Taneko. We are under construction and well into the development of the business. We have put a separate team around the development of that business, so there’s no cross interference either between the Pei Wei team or the P.F. Chang’s team, neither Bert nor Russell are engaged in that project. We anticipate an early fall opening. And as we have always said, we are building a singular restaurant. We will take our time to evaluate that restaurant and then determine whether it has any future potential for the Company.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Mark, on the cannibalization issue with 2007, it will be the stores that we’re opening in 2007, there’s much fewer of them. We only see a couple out there that are intended to cannibalize any existing restaurants, so certainly proportionally much smaller percentage than the current year. We will still have some cannibalization in early ‘07, but it sort of diminishes sequentially through the next three quarters. Of the restaurants that we’ve opened this year and a couple more that we will open in the balance of next year. But next year is much more directed at new markets and underpenetrated markets from cannibalization. In terms of margin retrenchment. I don’t — based on what I know today I don’t expect any more. We had talked about in ‘07 you’ll begin to see the results of our development strategy changes last year and early this year to go deeper and faster into these big markets with more restaurants, so hopefully our brand awareness will pick up a little faster and our sales volumes will get to expected levels sooner and we won’t have that margin pressure in the newer markets that we’ve experienced in the past.

Mark Kalinowski - Buckiingham Research — Analyst
Thank you.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Was there a third question?

Mark Kalinowski - Buckiingham Research — Analyst
Nope. That is it. Thank you.

Operator
The next question is from John Glass, and please state your company name.

John Glass - CIBC — Analyst
It is CIBC. Just first a broad question, I guess maybe for Rick. Given that you believe your problems or some of the issues confronting your company are shorter term and the market looks like it’s viewing it as longer term maybe if you could share your perspective on concerning alternative ownership forms, either privatization, sale of the business, or if that it is too draconian, maybe just something like changing of a compensation system so that cash earnings and accounting earnings may look a little closer.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Well, John, we haven’t given any consideration to an alternate form of ownership around the Company so there’s really not a whole lot I can comment about that. In terms of compensation and aligning it closer to the current business, we are constantly revising and looking at our long-term incentive as well as our operations compensation metrics. And we have made adjustments over the last couple years, and I imagine we will continue to do that so that we align our operations team with the performance of their business.

John Glass - CIBC — Analyst
Great. Then just — Mark, in your comments you talked about partnership buy ins in the first half of the year, 20 or so and another 24. How many Bistros, if that’s relating to, actually have partners left in them and how many are company owned and you’re simulating the ownership through maybe bonus compensation?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Hey, John. This is Bert. Right now, we probably have — all the restaurants that we’ve opened up, the quick math would be to look at the last five years, and tally that number up, which is going to be close to, I would say you’re probably in the 80 to 100 range in terms of number of restaurants. Again, that’s an estimate right now. But I don’t have that number directly in front of me.

John Glass - CIBC — Analyst
80 to 100 restaurants still have managing partners in them.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Correct.

John Glass - CIBC — Analyst
Okay. Do you think your migration may be away from that model as people have been bought out? Any performance difference?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
We haven’t seen any correlation between the two, John. The fact is, as Rick mentioned, we continue to look at the way in which we run our business. There’s been some conversation, I probably started that conversation with respect to — that we’re thinking about our partnership program and given our current accounting for that does it make sense to change that in any shape or fashion. Let me be clear with everyone that we’re not changing economics. The fact of the matter is we want our great operators to get paid well. So the economics of our business and the way that we compensate our partners is not going to change. How we get there and the technical structure of that perhaps, perhaps might.

John Glass - CIBC — Analyst
Thank you.

Operator
Thank you. Our next question is from Steven Crone, and please state your company name.

Steven Crone - Goldman Sachs — Analyst
Goldman Sachs. A couple of questions. First, if we look at markets where you have the Bistro and Pei Wei, maybe you can drill down a little bit for us and talk about whether you’re seeing any differences in the guest patterns in those markets? Is one of them holding up better than the other in those common markets? Is the frequency different at a Bistro versus a Pei Wei versus what it had been? Or is the menu trade down any more apparent in either of those concepts?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Steven this is Bert. I don’t think we’ve necessarily seen any significant changes in markets where both concepts are present versus markets where they are not both present. As I tried to lay out with my little basket example, what we’ve seen at the Bistro is that guests — or tickets that are at lower volumes have declined year-over-year where as tickets with higher volumes have actually increased year-over-year. The net-net of that at the Bistro is that our comp sales for the second quarter of this year were down 1%. It’s a phenomena that we saw towards the latter half of last year. As I said, I’m not so sure when that’s going to change. But it will change eventually. And I think that the concept itself, as we look at this data, people ask all the time, is it a concept issue or is it something else. The data we’re looking at right now, and again, looking at how the guests are using the restaurant indicate to us it’s not necessarily a dislike for Chinese food.

Steven Crone - Goldman Sachs — Analyst
Okay. I was more thinking about in common markets, because the guest is slightly different, whether they’re — and maybe they can add insight into more pressure on specific types of customers, whether you see any differential within the market between those two concepts. But my second question, for Russell, is on the new store productivity at Pei Wei. You had mentioned that productivity is actually tracking as planned if I think back to the first quarter call. We talked about some new openings, perhaps not meeting expectations, and I think specifically in the Minneapolis and North Carolina markets. Can you maybe speak to how those have been ramping up more recently.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Sure. When I said that and we’re talking in total, we’re not batting 1000. We still have markets that beat our expectations and below our expectations. I’d say it would be a fair statement to say Minneapolis is still below where we want it to be, although the recent openings are doing better than the early openings. North Carolina, I don’t know that — I’d say it’s probably the same comment. Still below our expectation. We’ve got a couple more to open the balance of this year. We’ve got some local marketing PR that we will be rolling out in that market in the back half of the year and hopefully we’ll get some traction on awareness and we’ll see that market take off. So in total we feel real good about it, still working on those markets.
I just want to make a comment on the same market sales, first question. I haven’t the analysis Bert did, with all the buckets or baskets and at Pei Wei there would probably only be two buckets, we don’t have that wide a range of ticket price. But I think he said in his prepared comments that comps were worse west of the Mississippi, and some other areas and I don’t have any comp stores except in the southwest. Basically all my stores that are comp stores are in the area where the Bistro, and we think based on what we’ve seen from the industry performance, is generally a little softer than in other areas of the country.

Operator
Thank you. Our next question is from Dennis Forst, and please state your company name.

Dennis Forst - Keybanc — Analyst
Keybanc. For Russell, wanted to maybe drill down a little bit into the ‘07 slate of openings. Get an idea of the new markets you’re going to be looking to add and where you’re going to be filling in.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Sure. In terms of new markets, right now we have Detroit, where we think we will open four restaurants in ‘07. Tampa, where we’ll open three to four restaurants in ‘07. Miami in south Florida, we’ll open four to five restaurants. South New Jersey and Philly, we’ll open three to four restaurants. We will continue to fill out some of our Kansas City, St. Louis markets that are this year new markets. We’ll do four or five in southern California and then a few one or two here and in Boston and Memphis. We will get one or two in Boston most likely in late ‘07.

Dennis Forst - Keybanc — Analyst
Okay. And then, Russell, just before my question about some softness in southwest, that’s where most of your comp stores are, you have almost half of your stores in Texas. There’s over 30 Pei Wei’s in Texas. Did you add because you had a lot of locations, because the area partners are aggressive, or because that’s where the best business was?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
All the above.

Dennis Forst - Keybanc — Analyst
Okay. And given that maybe it was the best business and you have over 30 stores there, is it just inevitable that as you keep adding that’s going to have an impact on a bigger portion of the existing store base in terms of revenues?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
I’m not certain I understood the question. I think certainly it’s where we’ve got some same-store sales weakness, but it’s also our highest average weekly sales market. I think in total. I haven’t done that by state but certainly in the northern half of the state, the greater Dallas areas our average weekly sales are, we’ve got Phoenix is the highest in our system.

Dennis Forst - Keybanc — Analyst
Why do you think that is?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
I think it’s because where we’ve got the level of market awareness and penetration that we like. It is a great consumer market on a long-term perspective for the Pei Wei concept. As you said in your reasons of why we developed there, it’s is great restaurant market.

Dennis Forst - Keybanc — Analyst
That brings me to my last question. I may have asked it on the last quarter call, too, also. Is terms of market penetration, I think southern California you may have the most Bistros so that the Chang’s name is best known, yet you’ve not been particularly agressive building in southern California. You said you’re going to add four or five next year, but why haven’t you been more aggressive in southern California like you’ve been in Texas?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Well, in terms of how we measure penetration versus our targeted household, southern California is not the most deeply penetrated for us, nor the Bistro. That would be Phoenix and Dallas and a few other markets versus sheer population. I suspect your total, you’re right, the Bistro is heavily penetrated in southern Cal. It’s you’re talking about an area that was north of 20 million people versus metropolitan areas with four or five million people. I thick there’s a much broader awareness of both the Bistro and Pei Wei in Phoenix, for example, versus southern California.

Dennis Forst - Keybanc — Analyst

Thank you.

Operator
That thank you. Our next question is from John Ivankoe, and please state your company name.

John Ivankoe - JP Morgan — Analyst
Thanks. With JP Morgan. A question for you Bert. Could you clarify the service change that you’re going through at Chang’s? Specifically, assuming that you have tested, do you anticipate it might reduce service times or increase table turns? Does that help on the cost side? And have you seen or do you anticipate an increase in that on sales through the — you have presumably increased service? Thanks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Sure, John, I’ll give you just some broad strokes. The fact is that we’re implementing a slight tweaking of our service strategy right now because we want to — it’s really two things. We want to improve the guest experience. That’s always our goal. The second thing is we want to see if we can get a few more dollars in our food servers’ pockets. Consequently we simply restructured the functions — a couple of the functions in the restaurants to provide the service to our guests. It’s not meant to save dollars, per se, it’s meant to improve service quality. If that is true, then my guess is that we’ll actually drive a little bit more revenue which will obviously help with any type of labor cost. But that’s really not the intent of this. If we are more efficient in terms of our operation, that’s a bonus. But again, that would be — that would not be the reason for the change. We are simply focusing on our guests and their experience and how we can do even a better job than we’ve done in the past, it’s not a major overall, per se, it’s some minor tweaking just in terms of the functionality and support we’re giving our food servers.

John Ivankoe - JP Morgan — Analyst
Thanks.

Operator
Thank you. Our next question is from Dustin Tomkins, and please state your company name.

Dustin Tomkins - Morgan Keegan — Analyst
Morgan Keegan. Bert, I believe a year ago, on the second quarter conference call you gave some color to early Q3 sales trends at the Bistro, I think they were down 3%. Can you give us any comments or any color in this third quarter?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Dustin, I think that with our detailed forecast that we gave everybody this morning in our press release, if you peel through all the pages and you look at the Bistro you’ll find that, well, what I’ll comment to is that we’re in line with our current expectations for the quarter.

Dustin Tomkins - Morgan Keegan — Analyst
As we look at the third quarter, I believe you will roll out the second version of your regional menu and Bistro. I think it’s the Hunan menu. Any learnings from what you’ve done so far with the Sichuan menu that you think they help you with that menu?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
We will not be rolling out our second regional menu in the third quarter. It’s actually going forward in the first quarter of next year. The Sichuan menu that we rolled out for first quarter of this year — we always learn things, and when we do some new things with our menu. Certainly to the extent that we have learned anything that will help us with that second rollout again, in the first quarter of next year we’re going to implement that.

Dustin Tomkins - Morgan Keegan — Analyst
One for Russell. I guess with all the focus on Pei Wei, has there been any change to the cost of investment there for a new unit? Are we still looking at about 800,000 cash investment.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
That’s correct.

Dustin Tomkins - Morgan Keegan — Analyst

Thanks.

Operator
Our next question is from Mark Sheridan. Please state your company name.

Mark Sheridan - Johnson Rice — Analyst
Johnson Rice. Russell, a question for you first to follow-up that question, and then, Bert, one for you. With your investment costs at Pei Wei staying around $800,000, that’s similar to what you thought it would be a long time ago. So as you’ve built out the system you have been able to kind of maintain your investment level in the Bistro in those 3,000 to 3,300 square foot boxes. I also know that the 40,000 a week number where you guys hover to is — that $2 million volume number was something you certainly would have been happy with years ago as well. The last kind of lag with the return stool being margins, my guess is that’s been a little different than what you guys would have thought a few years ago. I was wondering if that was a function of the labor that you need and a Pei Wei is maybe different than you thought and needs to be a little bit better and/or more sophisticated. Therefore, requiring a higher wage. Or maybe it’s just wage rates in general for that type of the population? Or maybe it’s just some greater than expected inefficiencies from the aggressive build. How do you think about those kind of things maybe impact the margins at the Pei Wei business more than we would have thought a couple of years ago given that the volumes seemed to be there and the investment discipline seems to be there?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Well, we think about that all the time. First of all, we’ve tried to look at sort of the cost margin pressures and experience and what’s short term and what’s long term, what’s self inflicted, and what’s not. Versus a couple years ago I can tell that you there is an embedded additional cost related to energy, utility costs that we had not contemplated in our business model. There’s probably a little bit higher take-away supplies and supplies in general that are plastic in nature that was not embedded in the original expectation. To a lesser extent, I think the labor driven by the wage rate and the environment. I don’t think that’s going to go away, either.
It may not continue to increase at the rate that it increased recently, but it’s not going away. We have initiatives and we have groups of people, task force, if you will, looking at ways to review the Pei Wei business model and find some efficiencies and productivity that won’t impact the guest, that won’t require an ever increasing sales volume number to get the same returns as we needed a couple years ago. Don’t really have specifics on that but technology is obviously one of the things that we’re looking at that will improve productivity. There are some things. None of them are individually a big mountain to climb. But we want to get some — engineer some better margins back into the base model. Is that kind of what you’re asking?

Mark Sheridan - Johnson Rice — Analyst
Exactly, yes, thank you. Bert, my question for you is for the last kind of — including this year and your plans, I guess over the last three years and this year, the openings at the Bistro have been in the 18 to 20 range. You indicated today that is the plan in ‘07 as well. Have you given any thought or further thought to how much longer you will be able to do that?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
We think about it all the time, Mark. We’ll continue to build restaurants so long as the returns at those restaurants warrant additional investment. If that happens to be another 50 restaurants, great. If it happens to be another 250 restaurants, that’s great, too. It’s all a function of returns, and currently if you looked at our system at the Bistro, and you looked at — let’s say for the first half of this year, we’ve talked a little bit about this in the past, where if you applied a 30% cost of capital, if you will, to the Bistro assets that we have employed, and said, okay, how much value are you adding in the Bistro world this year, the first six months using that 30% cost of capital, the Bistro has added value of roughly $21 million. If you said, how does that compare to last year, we’re about 900,000 below the value added that we — that we added in 2005.
Keep in mind the first half of 2005 was a very good six months for us. So as we thought about this career I kind of felt like we would be behind the pace of 2005, but that we might catch up in the back half of 2006. My views haven’t changed on that. The Bistro business continues to be a great business. We continue to derive great returns, and we’ll continue to build restaurants as long as that’s the case.

Mark Sheridan - Johnson Rice — Analyst
Thank you.

Operator

Thank you. Our next question is from Joe Buckley. Please state your company name.

Joe Buckley - Bear Stearns — Analyst
I’m with Bear Stearns. I have a few questions. Rick, one for you. You began the conference call by talking about having lived through periods like this more than 15 years ago. Just kind of curious to get your perspective on how you’re thinking about this environment, what period specifically in the past you’re comparing it to and what you think similarities and differences might be.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Joe, the most relevant period, probably the most challenging period that both Russell and I and Bert went through was probably around ‘91. A lot of people were sitting around watching the war. We were in the beginnings in growing recession and there was a very definitive consumer shift in terms of where they were spending money and what their trading patterns were. My confidence in being proactive through periods like this comes from having watched guys like Norman Brinker initiate things in their businesses that were very proactive and very focused on product quality and very focused on the employee and the guest and as that cycle worked its way through, you can go back and see some of the dynamic changes and shifts in their business as you got into like ‘93 and ‘94 and beyond. So I guess I rely on people that are a little smarter than I am and history to say that this is an opportunity for us to be aggressive in terms of enhancing the experience for the guest and that will benefit it from — on the back side.

Joe Buckley - Bear Stearns — Analyst
Okay. And then questions for both Russell and Bert. Just if each of you would update us on pricing, where you are in terms of menu pricing in your concepts, and maybe talk about new unit performance, the differences you see in the new markets versus the penetrated market, just to give us a sense of what we should be expecting in terms of ramp-ups for new unit sales over 2007?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Joe, this is Bert. I think in our release for the second quarter revenues we talk about a 2.9% effective price at the Bistro. I don’t think we’re going to make any changes to that in the back half of this year. In terms of new unit productivity, I’m very pleased with what we’ve seen thus far in the 2006 class. We haven’t had a lot of development so far this year. Unfortunately, it’s pretty well back end loaded. We’re about to get very busy here over the next few months, but what we’ve seen we’ve been impressed with, and I think that the 2006 class will stand up — will hold its own against other previous classes.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Pei Wei, in the sort of third and fourth week of May we’ve rolled out price increases that were 2.4 to 3%, depending on the market. Average is 2.7 or something. On a year-over-year basis that wasn’t the effect in the quarter. It happened in the — further up the quarter. I have nothing else planned at this point in time in terms of pricing. New unit performance, again, we’re averaging just below 40,000 a week the first half of the year and feel good about that. And on a go forward basis.

Joe Buckley - Bear Stearns — Analyst
Is there any difference there Russell in terms of new markets versus existing markets?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
I don’t have that specific detail in front of me. I can think of new markets that are doing well above that, and I can think of new markets doing right at that number. I would say there’s maybe a 10% difference on average, that existing markets do better than new markets in the beginning.

Joe Buckley - Bear Stearns — Analyst
Okay. Does the ramp take a little bit longer than, in the new markets, or does that make up that difference pretty quick?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
That’s a real size by size — we haven’t seen the ramp, as I said earlier, in Minneapolis, and the Carolina’s, we haven’t seen the ramp make the difference. It’s a similar ramp to the stores that opened at higher volumes — similar to stores that opened in the mid 30s. These stores opened below that. The rate of growth is the same. So they’re not accelerated ramps to get to the same place. Every store is different and every market has been different. I obviously can’t predict that as well as I’d like to at this point.

Joe Buckley - Bear Stearns — Analyst
Thank you.

Operator
Thank you. Our next question is from Brian Elliott, and please state your company name.

Brian Elliott - Raymond James — Analyst
Good afternoon. At the risk of putting lots of people to sleep, could we talk a little about this utility accounting? I’m not sure I understand exactly what happened. You’re sort of pre spending, or are we booking ahead of bills now instead of cash accounting when the bill comes in and we pay it, we book it? What has changed?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
This is Mark. Historically, we’ve been focused on the income statement making sure that each period we have the appropriate expense recorded for utilities and the appropriate rebate accrued.

Brian Elliott - Raymond James — Analyst
Based on that month’s bill?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Well, it would have been in arrears one month for utility expense. So looking at the genesis of each location, by the time we get them opened and running the bills are coming in, we say, okay, if the store’s up and running, let’s make sure we have a month of utility expense, three months for the quarter. And so the focus on materiality and accuracy of financial statements, certainly moving beyond the income statement and certainly includes now the balance sheet and statement of cash flows, and we’ve definitely seen that trend noted by the SEC in their comment letters and their speeches and so forth. So when we went back and took a look at this, we decided working with KPMG that we should modify our policy as it related to these accruals, and that’s what we effectively did in Q2. So in Q2 we effectively have four months of utility expense and two quarters of rebate accruals.

Brian Elliott - Raymond James — Analyst
And so effectively we’ve had a one-month accrued expense on the balance sheet. We’ve now accelerated that, and now we’re sort of estimating utility expenses on a real-time basis and true it up as we move forward and have a very small balance carried on the income statement?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
No. In effect what we have done in the past is, let’s say that we closed the month in June. We had received the month — let’s say utility expense through May. But we had three months of expense. What we’re doing now is accruing that month of June. To get caught up for that period, it requires us to have four periods of expense in this quarter.

Brian Elliott - Raymond James — Analyst
So the real difference is basically is we got one month of extra expense and we’ve sort of taken that off the accrued expenses on the balance sheet?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Right. We’ve put it on to the balance sheet and accrued expenses.

Brian Elliott - Raymond James — Analyst
Oh, right, right. There was nothing on the balance sheet before, yes. Okay. More substantively, I wonder if maybe both Bert and Russell could talk about the success of the planned cannibalization or lack thereof, particularly the Pei Wei business. You had a handful of stores that were operating at much higher volume levels than the facility and employees and customers, would like, and so were you successful? Were the old stores brought down to appropriate levels, and were the new stores that went into those trade areas, are they doing more or less what you planned as well at both brands?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
This is Russell. At Pei Wei, yes, we’ve been overall successful with the strategy based on what we intend to do and will continue to look and execute that strategy on a select basis.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Brian, this is Bert. With our development, 18 to 20 restaurants a year, to the extent that we go into existing markets, there may or may not be impact on businesses that reside in that market. Our strategy is different than Pei Wei. We’re not necessarily trying to relieve pressure, per se, from a volume perspective. So it’s two different strategies. They’re — in any given year there’s always a little bit of cannibalization going on at the Bistro. But it’s not something that is overly significant.

Brian Elliott - Raymond James — Analyst
Thank you.

Operator
Thank you. Our next question is from Paul Westra. Please state your company name.

Paul Westra - Cowen & Company — Analyst
Cowen & Company. Just two remaining questions. First is on the second half earnings guidance cut, there’s a lot of moving pieces I know, but when you look at the cuts looks like the third quarter incremental margin flow through on the $5 million revenue cut is about 50%, and on the fourth quarter it’s closer to 80%. Is there anything going on that you expect in the fourth quarter to have such the markedly different negative impact on the lost revenue?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Paul this is Bert. I can only tell from you the Bistro standpoint we’ve got a bunch of development going on in the fourth quarter, as well as in the third quarter, so we’re not going to be nearly as efficient, because of the new unit openings. There are lots of moving pieces in our forecast, so I wouldn’t read too much into that.

Paul Westra - Cowen & Company — Analyst
Looks like even your dollar expenses, on a dollar basis in the fourth quarter is the same, and, zero variable flow through. But — so there’s nothing necessarily that may be on the investment side in the fourth quarter of a one-time nature or no?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
It’s really in the development. If you look at the pre opening and the partner investment expenses, they really are the ones that are driving that.

Paul Westra - Cowen & Company — Analyst
I guess my second question would be, to follow-up on the Sichuan menu, can you give us an idea whether you’re more or less or the same pleased with it after your initial thoughts on the first quarter and maybe — are you getting success on getting customers to try out some different items?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Sure, Paul. We have — when we introduced the Sichuan menu our hope was that we would ultimately end up with two or three dishes that were successful from that menu that would gravitate towards our core menu. I think we’ve been successful in that goal. The Sichuan menu as it exists today will probably disappear from the menu in the third quarter. A couple of those items, two or three of those items will gravitate to our core menu. We’ll get through the holiday season, then we’ll reintroduce the Hunan region in early ‘07.

Paul Westra - Cowen & Company — Analyst
Same on the Hunan, to have same sort of scenario? Six to nine months of a separate item, then hopefully two or three gravitate on to the main menu? Would that be the same sort of philosophy?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
That’s exactly correct. We have always introduced new items to our menu. What we’re doing now is taking more of a regional approach. I think it’s fun for our employees, I think it’s fun for our guests, the result is the same. It’s continually updating our menu, continually raising the bar in terms of the culinary quality of our menu. We’re just taking a little bit more of a regional approach.

Paul Westra - Cowen & Company — Analyst
Thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator

Our next question is from Sharon Zackfia. Please state your company name.

Sharon Zackfia - William Blair — Analyst
Hi. William Blair. Didn’t think I was going to get in there. Just a quick question for Russell. Where are mature restaurant contribution margins kind of leveling out now at Pei Wei?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
That’s something I don’t have in front of me. When you look at comp restaurant margins on a year-over-year basis they were down less than a percent. 70 or 80 basis points versus a pretty good quarter last year. Mark, just handed me something here. For the quarter — operating profit level, 16.2%.

Sharon Zackfia - William Blair — Analyst
And are those for restaurants older than a year? Are you taking a subsidy—?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
That would be comp — as we define comp, which is 18 months or older.

Sharon Zackfia - William Blair — Analyst
And then just a quick comment or a question. Can you give us any commentary, either Bert or Russell, whoever wants to step into this, on how trends are so far in July and when you looked at the outlook for the rest of the year did you literally take June trends or did you give yourself some more cushion in case things get worse?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Sharon, this is Bert. When we put together the back half of the year, we looked at the most recent trends that we have in terms of sales and tried to incorporate those thoughts into those — into that forecast. It is what it is. If things get better, we’ll do better. If traffic trends get worse, we’ll do worse. We’ve never tried to play games with our forecast or play games with our investors. We try and give as good a look as to how we’re feeling about our business as we possibly can. With our detailed forecast we obviously set ourselves up for lots of opportunities to be wrong, but that’s okay. I think that the intent is to make sure that everyone has a good understanding of what our business looks like and our current thoughts on the business. I am confident that as conditions improve, at both of our concepts, those results will be seen by — anything else, Sharon?

Sharon Zackfia - William Blair — Analyst
Sorry. I think the phone went dead there for a second. So just to clarify you’re not seeing anything yet that would create better visibility on forward trends?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
We’ve taken the most recent data we have, Sharon, and tried to incorporate that into our forecast.

Sharon Zackfia - William Blair — Analyst
Okay. I was just — you’ve been mentioning volatility in results for quite awhile. I guess I was trying to get back around as to whether or not trends are still volatile.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
The volatility of our sales hasn’t changed. It’s still volatile.

Sharon Zackfia - William Blair — Analyst
Great. Thanks so much.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Thank you. [OPERATOR INSTRUCTIONS] Our next question is from Matthew Difrisco. Please state your company name.

Matt Difrisco - Thomas Weisel — Analyst

Matt Difrisco, Thomas Weisel. Couple questions, Mark, regarding the forecast. Specifically how should we interpret, I guess when you look at the third and fourth quarters, no share repurchase implied in your model. Is that just conservative, or is that, I guess how can you interpret that?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Matt, that’s a number that’s really difficult for us to forecast since we really don’t know how much we’re going to be purchasing back. So when we do purchase those we will take them out of our share count, but for forecasting purposes we’re not — we don’t forecast that.

Matt Difrisco - Thomas Weisel — Analyst
Okay. So presumably your $1.12 does not have anything in there that would be upside if you were to acquire shares.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
That is right. Now, we’re going to be reducing our cash, so any interest income would also be reduced as well. So it won’t be a one for one, if you will. We will have some reduced income associated with those buybacks.

Matt Difrisco - Thomas Weisel — Analyst
I understand that. In regards to your G&A can you just remind us again, why is the Bistro’s G&A growing? Looks like roughly 40% in the back half of the year as well as your shared G&A expense is growing where actually it was down in absolute dollars in the first half of the year.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Matt this is Bert. Help me a little bit with — as we look at the Bistro side of our business?

Matt Difrisco - Thomas Weisel — Analyst
Yes. I think you have G&A of — budgeting somewhere in the high 4’s, 4.8 million, over 3.3 million from a year ago. In the third quarter. So it looks like you’re budgeting about 45% growth.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
That’s correct. That’s correct. That’s not a change from the trends that we’ve seen in the first two quarters of this year.

Matt Difrisco - Thomas Weisel — Analyst
It is slightly faster than what you just booked now, but —.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Well, the third quarter has a little bit of additional expense with respect to the uniform change that I mentioned in my comments. But other than that there’s nothing else that’s different.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
And on shared services, I think the primary driver there is the equity-based compensation. Obviously when we add the — in the back half of the year when we add the 2006 grant, that expense is going to go up in Q3 and Q4.

Matt Difrisco - Thomas Weisel — Analyst
I think you separate that out, equity-based compensation from there. But all right. If I could ask another one. Okay. And then also just last question, I guess when you’re talking about the returns are still remaining attractive for Pei Wei, I’m curious just on the math on how to get there with — we’re in an environment where you’re looking at the less than superb average weekly sales which is driving I guess the downward revisions, yet we’re still saying positive return for going forward. What is the range that you need on average weekly sales in order for this to continue as the growth rate in the new stores getting that return that you want, especially when we’re looking at maybe ‘07 being a market — a year where you’re going to be in markets where there is less brand equity, so presumably lower average weekly sales to continue?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
Sure. Well, we think it averages about 38,000 a week to hit our target. It can be as long as 35, and some places as high as 40. If it’s averaging 38 and we’re averaging north of 38 then the returns should meet or exceed our targets. We don’t look at our returns based on the first year’s performance, so if we open new markets and they average below that $40,000 a week, we sort of expect that it’s more year two, and going forward that we measure ourselves to in terms of our long-term return target.

Matt Difrisco - Thomas Weisel — Analyst
So I guess just to follow on that thought, are we at the stage then where we could talk about the ‘05 class? Is that getting up now being around the 38 as far as your last sales release? Is that getting to the point now where that is getting back on to plan?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian
The ‘05 class I think is still below. I think it’s probably 35 or 36, so it’s not where it needs to be, as a total class. And we hope the continue to develop the markets that are in there that are underpenetrated, and we are looking for ways to build sales in other markets. So ‘05 class isn’t yet where it needs to be, but it’s — I think my recollection is that — 15 of those restaurants, actually 23 of those restaurants are still less than a year old, or are just barely a year old. So they’re just now starting their second year of performance.

Matt Difrisco - Thomas Weisel — Analyst
Okay.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Hey, Matt this is Bert. Don’t hop off just yet. I just want to make sure that we’re looking at the same numbers because I’m not so sure if I have got what you’re looking at. For 2005 at the Bistro, we had total G&A of 15.5 million — excuse me, 15.5 million in G&A. This year we’re expecting 18.3. That’s about a 18% — 17, 18% increase. You were saying something like 40%?

Matt Difrisco - Thomas Weisel — Analyst
Right. I was saying in the quarter itself, 3. — I was not using GAAP numbers. I was using your 3.3 million for third quarter of — 3.278 number for G&A, of third quarter of ‘05.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President
Third quarter ‘05 at the Bistro is 3.667.

Matt Difrisco - Thomas Weisel — Analyst
Right. Okay.

Operator
Thank you. And I have no further questions at this time, sir.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Great. I want to thank everybody for participating. Before we hang up I’ll have Mark give you the next formal communication dates, and we’ll say thanks.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
We’ll be giving you our revenue results on October 4, and we’ll meet with you again on the conference call for earnings on October 25.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman, CEO
Thank you.

Operator
Thank you, and this concludes today’s conference. You may disconnect at this time.